Exhibit 23.8

CONSENT OF IJW & Co., Ltd.

March 8, 2023

Board of Directors

Blue Safari Group Acquisition Corp.

Cheung Kong Center

58th Floor, Unit 5801

2 Queens Road Central

Central, Hong Kong

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 8, 2023, to the Board of Directors of Blue Safari Group Acquisition Corp. (“BSGA”) as Annex E to, and to the references thereto under the headings “Questions and Answers about the Proposals” and “The Business Combination Proposal” in, the proxy statement relating to the proposed business combination involving BSGA, Bitdeer Technologies Group and Bitdeer Technologies Holding Company, which proxy statement forms a part of the Registration Statement on Form F-4 of Bitdeer Technologies Group (the “Registration Statement”). Our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

For and on behalf of,
IJW & Co., Ltd.

/s/ Drew S. Dorweiler
Name: Drew S. Dorweiler, FRICS, FCBV, CPA (Illinois), CPA•ABV, ASA, CVA, CBA, CFE, MBA
Title: Managing Director — Valuation Practice Leader